As filed with the Securities and Exchange Commission on September 12, 2007	Registration No. 333-136353

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BLACKHAWK BIOFUELS, LLC

(Name of small business issuer in its charter)

Delaware	2869	20-2760722
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

22 South Chicago Avenue

Freeport, Illinois 61032

Telephone: (815) 235-2461

Facsimile: (815) 235-4727

(Address and telephone number of principal executive offices and principal place of business)

Ronald Mapes

22 South Chicago Avenue

Freeport, Illinois 61032

Telephone: (815) 235-2461

Facsimile: (815) 235-4727

(Name, address and telephone number of agent for service)

Copies to:

Dean R. Edstrom, Esq.

Lindquist & Vennum PLLP

4200 IDS Center, 80 South Eighth Street

Minneapolis, Minnesota 55402

Telephone: (612) 371-3211

Facsimile: (612) 371-3207

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  Registration File No. 333-136353

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

This Post-Effective Amendment No. 2 is being filed pursuant to Rule 462(d) solely for the purpose of filing or incorporating by reference additional exhibits to the Registration Statement.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27. EXHIBITS.

3.1	Certificate of Formation

3.2	Amended and Restated Limited Liability Company Agreement

4.1	Form of Subscription Agreement (1)

4.2	Form of Promissory Note (1)

4.3	Escrow Agreement between the Registrant and State Bank dated December 4, 2006

5.1	Opinion of Lindquist & Vennum PLLP as to certain securities matters

8.1	Opinion of Lindquist & Vennum PLLP as to certain tax matters

10.1	Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated June 20, 2006

10.2	Agreement for Pre-Construction Services between the Registrant and Renewable Energy Group, LLC dated April 26, 2006

10.3	Management and Operational Services Agreement between the Registrant and West Central Cooperative dated August 4, 2006

10.4	Agreement between the Registrant and Ebenezer Mgmt, LLC dated February 2, 2006

10.5	Agreement between the Registrant and Ebenezer Mgmt, LLC dated May 10, 2006

10.6	Form of Warrant issued to members of the board of managers and executive officers of the Registrant

10.7	Fee Agreement between the Registrant and Pacific Southwest Realty Services dated August 18, 2006

10.8	Memorandum of Understanding between the Registrant and Freeport Area Economic Development Foundation dated September 1, 2006

10.9	Consent to Assignment dated August 7, 2006 of Agreement for Pre-Construction Services between the Registrant and Renewable Energy Group, LLC dated April 26, 2006 to Renewable Energy Group. Inc.

10.10	Consent to Assignment dated October 26, 2006 of Management and Operational Services Agreement between the Registrant and West Central Cooperative dated August 4, 2006 to Renewable Energy Group. Inc.

10.11	Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated November 27, 2006

10.12	Term Sheet Proposal of 1st Farm Credit Services to the Registrant signed November 27, 2006

10.13	Agreement between the Registrant and Ebenezer Mgmt, LLC dated February 15, 2007 (2)

10.14

Construction Project Labor Agreement for Blackhawk Biodiesel Plant in Freeport, Illinois between Weitz Industrial, LLC and the Craft Local Unions Affiliated with the Northwestern Illinois Building and Construction Trades Council dated March 16, 2007 (2)

10.15	Second Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated March 20, 2007 (2)

10.16	Third Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated June 26, 2007 (3)

10.17	Fourth Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated July 31, 2007 (4)

*10.18	Term Sheet Proposal of 1st Farm Credit Services to the Registrant signed September 6, 2007

*23.1	Consent of Independent Public Accountants

23.2	Consent of Counsel

24.1	Powers of Attorney (5)

*  Filed or amended herewith.

(1)	Included as part of Appendix C to the Prospectus.
(2)	Incorporated by reference to Exhibit of the same number filed with the registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006.
(3)	Incorporated by reference to Exhibit 10.1 filed with the registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007.
(4)	Incorporated by reference to Exhibit 10.2 filed with the registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007.
(5)	Included on the signature page of the initial filing of the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Freeport, State of Illinois, on  September 12, 2007.

BLACKHAWK BIOFUELS, LLC

By:	/s/ RONALD MAPES
Ronald Mapes
Chair and Manager (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement was signed by the following persons in the capacities and on the dates stated:

Chair and Manager (Principal
/s/ Ronald Mapes	Executive Officer)	September 12, 2007
Ronald Mapes

* Jon Rosenstiel	Manager
Jon Rosenstiel

Treasurer and Manager
(Principal Financial and
/s/ Ronald Fluegel	Accounting Officer)	September 12, 2007
Ronald Fluegel

* Quentin Davis	Manager
Quentin Davis

* Gary Bocker	Manager
Gary Bocker

* Criss Davis	Manager
Criss Davis

* Dennis Hamilton	Manager
Dennis Hamilton

* Karl Lawfer	Manager
Karl Lawfer

* David Shockey	Manager
David Shockey

* Brad Smith	Manager
Brad Smith

* Terry Sweitzer	Manager
Terry Sweitzer

* Dennis Wilke	Manager
Dennis Wilke

* Marvin Wurster	Manager
Marvin Wurster

*By: /s/ Ronald Mapes		September 12, 2007
Ronald Mapes, Attorney-in-Fact

INDEX TO EXHIBITS

3.1	Certificate of Formation

3.2	Amended and Restated Limited Liability Company Agreement

4.1	Form of Subscription Agreement (1)

4.2	Form of Promissory Note (1)

4.3	Escrow Agreement between the Registrant and State Bank dated December 4, 2006

5.1	Opinion of Lindquist & Vennum PLLP as to certain securities matters

8.1	Opinion of Lindquist & Vennum PLLP as to certain tax matters

10.1	Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated June 20, 2006.

10.2	Agreement for Pre-Construction Services between the Registrant and Renewable Energy Group, LLC dated April 26, 2006.

10.3	Management and Operational Services Agreement between the Registrant and West Central Cooperative dated August 4, 2006

10.4	Agreement between the Registrant and Ebenezer Mgmt, LLC dated February 2, 2006

10.5	Agreement between the Registrant and Ebenezer Mgmt, LLC dated May 10, 2006

10.6	Form of Warrant issued to members of the board of managers and executive officers of the Registrant

10.7	Fee Agreement between the Registrant and Pacific Southwest Realty Services dated August 18, 2006

10.8	Memorandum of Understanding between the Registrant and Freeport Area Economic Development Foundation dated September 1, 2006

10.9	Consent to Assignment dated August 7, 2006 of Agreement for Pre-Construction Services between the Registrant and Renewable Energy Group, LLC dated April 26, 2006 to Renewable Energy Group. Inc.

10.10	Consent to Assignment dated October 26, 2006 of Management and Operational Services Agreement between the Registrant and West Central Cooperative dated August 4, 2006 to Renewable Energy Group. Inc.

10.11	Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated November 27, 2006

10.12	Term Sheet Proposal of 1st Farm Credit Services to the Registrant signed November 27, 2006

10.13	Agreement between the Registrant and Ebenezer Mgmt, LLC dated February 15, 2007 (2)

10.14

Construction Project Labor Agreement for Blackhawk Biodiesel Plant in Freeport, Illinois between Weitz Industrial, LLC and the Craft Local Unions Affiliated with the Northwestern Illinois Building and Construction Trades Council dated March 16, 2007 (2)

10.15	Second Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated March 20, 2007 (2)

10.16	Third Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated June 26, 2007 (3)

10.17	Fourth Amendment to Real Estate Option Agreement between the Registrant and Freeport Area Economic Development Foundation dated July 31, 2007 (4)

*10.18	Term Sheet Proposal of 1st Farm Credit Services to the Registrant signed September 6, 2007

*23.1	Consent of Independent Public Accountants

23.2	Consent of Counsel

24.1	Powers of Attorney (5)

*  Filed or amended herewith.

(1)	Included as part of Appendix C to the Prospectus.
(2)	Incorporated by reference to Exhibit of the same number filed with the registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006.
(3)	Incorporated by reference to Exhibit 10.1 filed with the registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007.

(4)	Incorporated by reference to Exhibit 10.2 filed with the registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007.
(5)	Included on the signature page of the initial filing of the Registration Statement.